EXHIBIT 99.1


INTERNET
CABLE CORPORATION [LOGO OMITTED]
                                                        FOR IMMEDIATE RELEASE

PRESS RELEASE:


Contacts:

Stanley Wunderlich                        Joseph Melanson
Consulting For Strategic Growth I, Ltd.   Chief Executive Officer
PR/Corporate Development Consultants      Internet Cable Corporation
Tel: 800-625-2236                         Tel: 800-646-8289
Fax: 212-697-0910                         Email: jmelanson@internetcablecorp.com
Email: cfsg@consultant.com                Website: www.internetcablecorp.com


                  INTERNET CABLE CORPORATION ACQUIRES CLEARVIEW
                              COMMUNICATIONS LTD(R)

Markham, Ontario, Canada - September 16, 2002 -Internet Cable Corporation, (OTCBB:ICBL) a provider of broadband infrastructure services to the North American communications industry, today announced the acquisition of Clearview Communications Ltd., in consideration of cash and shares. Clearview Communications Ltd. provides Major Canadian communications operators with services ranging from project management, headend data and fiber wiring to full turnkey construction projects.

The current communications market relies more and more on outsourced services provided by 3rd party contracting firms, such as Clearview Communications Ltd. The addition of Clearview Communications Ltd. services suite to those of Internet Cable Corporation strengthens both companies, in terms of professionalism and expertise in both inside & outside hybrid fiber coaxial plant.

With the acquisition, Jeff Paine, President of Clearview Communications Ltd. will take on the role of Vice President, Operations - Canada, of Internet Cable Corporation. Mr. Paine, a cable industry veteran, will lead the charge of integrating these service sets to those of Internet Cable Corporation. Mr. Paine is knowledgeable in all aspects of CATV, and specializes in headend processing and transport systems project management. Jeff states: "This acquisition represents great operational synergies of both businesses, and will surely provide us with additional growth from both our current customer base and new customers."

"The acquisition of Clearview Communications Ltd. further adds to our growth momentum by enhancing Internet Cable Corporation's position in the Industry. Coupled with the service suite of ICC Broadband's Systems Engineering Group(TM), DQMC and Professional Services, and the recent addition of the Satellites Unlimited License(R), our expanded solutions now enable us to provide Operators with a full suite of customized, turnkey services," said Derek Aitken, COO.

More information about Internet Cable Corporation can be found at www.internetcablecorp.com.

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Statements in this release that are not historical facts, are "forward-looking statements that involve risks and uncertainties. These statements may include but are not limited to the company's growth strategy and anticipated market. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements in this release, see the "Risk Factors" section in the company's 10-K filed April 2002 with the Securities and Exchange Commission.